Elevation Series Trust N-14

Exhibit 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 27, 2024, relating to the financial statements and financial highlights of RiverNorth Core Opportunity Fund, a series of RiverNorth Funds, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Questions and Answers”, “Summary Comparison of the Funds”, “Other Information” and “Appendix B - Financial Highlights of the Target Fund” in the Combined Proxy Statement and Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 9, 2025